UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

October 16, 2026
Date of Report (Date of earliest event reported)

Upstart Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39797	46-4332431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 Park Road, Suite 500
Burlingame, CA 94010
(Address of principal executive offices, including zip code)

(833) 212-2461
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPST	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                         ☐

Item 1.01 Entry into a Material Definitive Agreement.
On October 16, 2026, Upstart Network, Inc. (the “Borrower”), a wholly-owned subsidiary of Upstart Holdings, Inc. (the “Company”), entered into a credit agreement (the “Credit Agreement”) pursuant to which MUFG Bank, Ltd., as administrative agent and collateral agent and as a lender, and the other lenders from time to time party thereto agreed to provide a senior secured revolving credit facility in an aggregate principal amount of up to $200,000,000 (the “Revolver”).

The Revolver is intended to provide additional financing flexibility during the establishment and initial capitalization of Upstart Bank, N.A. (“Upstart Bank”). Under the Credit Agreement, outstanding loans under the Revolver must be repaid with proceeds from certain affiliate loan sales to Upstart Bank, and the Revolver will terminate upon repayment. The Company expects to complete these loan sales shortly after Upstart Bank opens. The timing and opening of Upstart Bank remains subject to required regulatory approvals.

The Revolver will mature on the earliest to occur of (i) the date that is 364 days after the closing date, (ii) the date that is 45 days after the initial capitalization of Upstart Bank or (iii) the date on which all loans, accrued interest and fees under the Revolver are paid in full and the commitments thereunder are terminated in accordance with its terms. Proceeds of the Revolver will be used for general corporate purposes and to fund the initial capitalization of Upstart Bank and other permitted investments.

Borrowings under the Revolver bear interest at Term SOFR plus an initial margin of 3.00%, subject to a leverage-based pricing grid ranging from 2.75% to 3.25%. The Revolver is guaranteed by the Company and certain subsidiaries of the Company and is secured by first-priority liens on substantially all of the assets of the Borrower, guarantors, and certain non-guarantor trust pledgors, subject to customary exceptions, including the exclusion of the equity interests in, and assets of, Upstart Bank and certain other subsidiaries from the collateral, and the exclusion of Upstart Bank and certain other subsidiaries from the guarantee. The Revolver also includes covenants that require the Company and its subsidiaries that are pledging assets as collateral to maintain (i) minimum liquidity of not less than $100.0 million, (ii) the sum of consolidated eligible assets, plus liquidity in excess of $100.0 million, of not less than $300.0 million in the aggregate and (iii) a maximum consolidated secured gross leverage ratio of not more than 2.50 to 1.00. The occurrence of an event of default under the Revolver could result in all loans and other obligations under the Revolver becoming immediately due and payable and the Revolver being terminated.

The foregoing summary of the Revolver does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2026.

This Current Report on Form 8-K contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Revolver, the capitalization and opening of Upstart Bank, and the repayment or termination of the Revolver. These statements are subject to risks and uncertainties, including delays in or failure to obtain required regulatory approvals and other risks described in the Company’s filings with the SEC. Except as required by law, the Company undertakes no obligation to update these statements.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Upstart Holdings, Inc.
Dated: October 20, 2026	By:	/s/ Andrea Blankmeyer
Andrea Blankmeyer
Chief Financial Officer